MPF Capital Stock Announcement to Members

July 24, 2020

SUBJECT: Adding a Capital Requirement on the MPF Program to Support Growth

Since we launched the Mortgage Partnership Finance® (MPF®) Program 20 years ago, it has continued to grow in popularity with our members. As a result, our MPF mortgage loan portfolio has grown significantly to more than 20% of our total assets as of June 30, 2020, prompting us to take steps recently to limit the MPF portfolio’s size.

We did not take that step lightly because all members benefit from the contribution MPF assets make to our earnings. As your cooperative, we remain laser focused on providing the products, services and strong dividend you value. To make sure that happens, we will implement an MPF stock requirement beginning on Aug. 5, 2020, that will help support the future growth of the MPF Program.

What does this mean for your FHLBank dividend?

Currently, members are rewarded for using FHLBank advances with a patronage dividend on Class B activity-based stock. This patronage will now be extended to members for their MPF use based on their capital support and the contribution the assets make to our net income. Although the increase in capital will lead to a slightly lower Class B dividend rate assuming a similar dividend payout ratio, members will continue to receive a healthy subsidy relative to the cost of advances and will now receive an enhancement to the income generated through their MPF sales to FHLBank.

DIVIDEND BENEFIT ILLUSTRATION[1]
	MPF	Advances
Class B Dividend Rate	4.50%	4.50%
Interest of Excess Reserves	-0.10%	-0.10%
Marginal Spread	4.40%	4.40%	A
Class B Activity Requirements	3.00%	4.50%	B
Incremental Benefit of Dividend	0.13%	0.20%	A x B

For example, if we paid a 4.50% Class B dividend, you would recognize a 20-basis-point reduction in your advance rate. Plus, the MPF stock requirement adds a new way to benefit from the dividend – through an MPF subsidy. The MPF subsidy is estimated at 13 bps per annum in income, which more than doubles the credit enhancement fee of 10 bps that is currently paid to members participating in the MPF Program.

How will the MPF stock requirement work?

The new stock requirement is 3% of the unpaid balance of loans sold under the traditional on-balance sheet MPF products. This includes MPF Original, MPF 125 and the on-balance sheet government product. The stock requirement is capped at 3% of your institution’s prior year-end total assets.

Because of the new capital requirement, members who use both advances and the MPF Program can have more Class B stock, at a rate that is significantly above comparable market yields.

What’s next?

[1]	For illustrative purposes only. The illustration is not necessarily indicative of future dividend rates, spreads, or the incremental benefit of the dividend.

Classification: FHLBank Topeka Non-Public

You will receive official notification of your stock requirements on Aug. 5, 2020. Following that notice, you will have 60 days to comply with the new requirement. However, if you transact MPF loan fundings or advances during that 60-day period, compliance will occur at the time of the transaction. On the date of compliance, you’ll also receive a notification detailing the capital stock transactions that will occur on that day.

In first quarter 2021, we also plan to institute an activity-based stock requirement for Letters of Credit. That requirement will be equal to 0.25% of the outstanding balance of letters of credit. Watch for more details on this early next year.

Questions?

We will keep you apprised of developments along the way. If you have any questions on our capital changes, please contact your regional account manager or Lending at 800.809.2733.

“Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Classification: FHLBank Topeka Non-Public